Exhibit 99.1

CORPORATE INVESTOR RELATIONS
5333 15th Ave. South, Seattle, WA 98108	CONTACT:	Monica J. Burke
Chief Finance Officer
(206) 762-0993		(415) 331-5281

www.stockvalues.com

NEWS RELEASE

WILLIS LEASE FINANCE REPORTS 2003 NET INCOME INCREASED 16% TO $4.2 MILLION

2003 PRETAX PROFIT UP 36% TO $5.9 MILLION

SAUSALITO, CA – February 24, 2004—Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported net income rose 16% and pretax profit increased 36% in 2003 compared to 2002.  Net income in 2003 was $4.2 million, or $0.47 per diluted share, compared to $3.6 million, or $0.41 per diluted share, in 2002.  Pretax income in 2003 improved to $5.9 million compared to $4.3 million in 2002.  Results in 2002 were significantly affected by a $4.1 million pretax net gain on debt prepayment in the fourth quarter.

Current Market and 2003 Highlights

“I am very pleased with the company’s performance in 2003,” said Charles F. Willis, President and CEO.  “It wasn’t easy, but we managed to stay on course despite the lingering effects of the downturn in the airline industry, the war in Iraq, SARS and more airline bankruptcies.  The strong improvement in both the level and quality of our profits in 2003 was especially noteworthy given the difficult market conditions of the past two years.  We set some tough goals at the beginning of the year to improve utilization, focus on cost control and develop other sources of revenue.  Our people worked very hard, and we can see the results in our numbers.

“In talking with our customers I sense a feeling of optimism that I haven’t heard for many months,” said Willis.  “Customers are talking about, among other things, adding capacity and needing to catch up on previously deferred engine overhauls.  That has already translated into increased demand for our engines.  At the moment, our most popular engine types are completely leased out except for those in the shop undergoing repairs.”

Portfolio utilization showed significant improvement during 2003, hitting a high of 90% in October before settling to 88% at December 31 compared to 86% at the end of the prior year.  Average utilization for 2003 was 87% compared to 82% in 2002.  “Over the last two months, we have experienced quite a pickup in demand for our engines,” said Donald A. Nunemaker, Chief Operating Officer.  “As a consequence, our utilization rate at the end of January was higher than it has been at any time since August 2001, coming in at 91%.  Given the mix between short and long term leases in our portfolio, a reasonable utilization target would be in the low ninety-percent range.  While it is very gratifying to see that we are back in that range, our experience tells us that the utilization rate is subject to volatility from month to month as engines come on and off lease.

“We continue to focus most of our activity outside the United States, as only 11% of our lease revenue in 2003 came from U.S. customers, compared to 16% in 2002.  Europe, at 45% of lease revenue, continues to represent the largest source of our lease revenue, followed by Latin America at 21%.  At the beginning of 2003, we were quite bullish on China, but the SARS epidemic hit the Chinese carriers hard.  Nevertheless, China has recovered remarkably quickly from the SARS disruption and remains one of our largest opportunities for future growth.”

Results from Operations

Lease revenue in 2003 increased 3% to $57.0 million from $55.4 million.  Sales of equipment generated gains of $2.4 million during the year, compared to $482,000 in 2002.  Other income was $520,000 in 2003, compared to zero the previous year.  Comparing 2003 against 2002, lease revenue was higher by $1.6 million, gains on sale of leased equipment were higher by $1.9 million and other income was up by $520,000.  The year over year change in these revenue items totaled approximately $4.0 million.  In 2002, the Company recorded a $4.1 million net gain on debt prepayment.

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Total expenses in 2003 decreased 3% to $54.0 million compared to $55.6 million in 2002.  Depreciation increased 12% to $21.7 million from $19.4 million in 2002 because of changes in estimates of useful lives and residual values on certain older engine types.  Writedowns of equipment were $1.3 million in 2003 compared to $3.1 million in 2002.  General and administrative expense in 2003 dropped 4% to $13.9 million compared to $14.4 million a year ago.  Net interest and finance costs declined 8% to $17.2 million in 2003 from $18.7 million a year ago.  In 2002, the company recognized a one-time charge of approximately $700,000 associated with the refinancing of a debt facility.  Excluding this charge, net interest and finance costs were down 5% reflecting the continuing favorable interest rate environment.

Pretax income rose 36% in 2003 to $5.9 million compared to $4.3 million in 2002.  Income tax expense increased to $1.7 million from $738,000 in 2002 because of higher pretax income in 2003 and a tax benefit of $491,000 recognized in the fourth quarter of 2002 that reduced total income tax expense for that year.  Net income in 2003 was $4.2 million compared to $3.6 million in 2002, an increase of 16%.  Excluding the effect of the 2002 tax benefit, net income, on a comparable basis, increased 35% in 2003.

Fourth Quarter 2003 Results

Fourth quarter lease revenue was higher at $14.4 million compared to $14.2 million in the fourth quarter a year ago.  Total revenue in this year’s fourth quarter was $16.0 million compared to $18.2 million in the same period last year.  Total revenue was lower in this year’s fourth quarter due to the $4.1 net gain on debt repayment in the fourth quarter of 2002.  This gain was partially offset by higher gain on sale of leased equipment and other income in the same quarter of 2003.  Pre-tax earnings in the fourth quarter were flat at $1.9 million compared to the fourth quarter of 2002.  Fourth quarter net income totaled $1.4 million, or $0.16 per share, compared to $2.0 million, or $0.23 per share, in the year ago period.

“Several factors influenced fourth quarter results in 2002, making direct comparisons difficult,” said Monica J. Burke, Chief Financial Officer.  “In addition to the $4.1 million net gain on debt repayment in 2002, the company recognized a $2.9 million writedown of equipment, and recognized a $491,000 tax benefit related to state income tax accruals,” Burke noted.

Balance Sheet & Liquidity

At December 31, 2003, the company had 119 commercial jet engines, 4 aircraft parts packages and 7 aircraft in its lease portfolio with a net book value of $505.0 million, compared to $502.2 million at December 31, 2002, when the portfolio consisted of 120 commercial jet engines, 4 aircraft parts packages and 6 aircraft.

Assets totaled $560.0 million at December 31, 2003, compared to $543.0 million a year ago.  Shareholders’ equity increased 5% to $110.1 million, or $12.44 per common share at December 31, 2003, compared to $104.9 million, or $11.88 per common share, a year earlier.

The company had warehouse and revolving credit facilities totaling $344.0 million, with approximately $30.0 million available at year-end, compared to $375.0 million, with approximately $50.0 million available, a year ago.  The Company’s funded debt to equity ratio was 3.29 to 1 at December 31, 2003, compared to 3.48 to 1 at the end of 2002.  The company had $43.0 million of restricted and unrestricted cash and cash equivalents at December 31, 2003, compared to $27.3 million at December 31, 2002.  “Capital management will be one of our key initiatives in 2004, and we are exploring alternatives to provide additional financial resources for growth,” Burke noted.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, parts and aircraft to commercial airlines and maintenance, repair and overhaul facilities.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements.  They give the Company’s expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update them to reflect changes that occur after that date.  The Company’s actual results may differ materially from the results discussed in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, global geo-political events and their effects on the airline industry and the world economy, the ability to maintain supplier and customer relationships, trends in the airline industry, lease maturities, risks associated with refurbishing and providing jet engines and aircraft, the ability of the Company to successfully negotiate equipment purchases and to remarket or re-lease engines and component packages in a timely manner, changes in accounting guidelines, the ability to collect outstanding lease commitments, the ability to control costs and expenses, changes in interest rate levels, availability of capital to the Company, the valuation of engines, and other risks detailed in the Company’s Report on Form 10-K and periodic reports filed with the Securities and Exchange Commission.

WILLIS LEASE FINANCE CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended December 31,		%	Years Ended December 31,		%
	2003	2002	Change	2003	2002	Change
REVENUE
Lease revenue	$14,423	$14,215	1.5%	$56,977	$55,397	2.9%
Gain/(loss) on sale of leased equipment	1,335	(101)	1421.8%	2,372	482	392.1%
Net gain on debt prepayment	—	4,073	n/a	—	4,073	n/a
Other income	272	—	n/a	520	—	n/a
Total revenue	16,030	18,187	(11.9)%	59,869	59,952	(0.1)%

EXPENSES
Depreciation expense	5,750	5,078	13.2%	21,686	19,449	11.5%
Write-down of equipment	627	2,898	(78.4)%	1,272	3,052	(58.3)%
General and administrative	3,404	4,050	(16.0)%	13,852	14,439	(4.1)%
Net interest and finance costs	4,354	4,290	1.5%	17,165	18,678	(8.1)%
Total expenses	14,135	16,316	(13.4)%	53,975	55,618	(3.0)%

Income before income taxes	1,895	1,871	1.3%	5,894	4,334	36.0%

Income taxes expense	(457)	149	406.7%	(1,717)	(738)	132.7%
Net income	$1,438	$2,020	(28.8)%	$4,177	$3,596	16.2%

Basic earnings per common share:
Net income	$0.16	$0.23		$0.47	$0.41	14.6%

Diluted earnings per common share:
Net income	$0.16	$0.23		$0.47	$0.41	14.6%

Average common shares outstanding	8,844	8,834		8,840	8,831
Diluted average common shares outstanding	8,960	8,857		8,888	8,851

WILLIS LEASE FINANCE CORPORATION
AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2001
		(as restated)	(as restated)
ASSETS
Cash and cash equivalents including restricted cash of $33,784, $24,486 and $20,351 at December 31, 2003, 2002, and 2001, respectively	$42,986	$27,289	$24,817
Equipment held for operating lease, less accumulated depreciation of $67,873, $54,687, and $40,097 at December 31, 2003, 2002, and 2001, respectively	499,454	495,398	487,042
Net investment in direct finance lease	5,551	6,832	7,299
Operating lease related receivable, net of allowances of $440, $299 and $175 at December 31, 2003, 2002, and 2001, respectively	2,095	3,380	2,488
Net assets of discontinued operations	—	—	1,130
Investments	1,480	1,480	1,480
Assets under derivative instruments	7	57	—
Other assets	8,449	8,559	7,197
Total assets	$560,022	$542,995	$531,453

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$5,753	$4,328	$4,450
Liabilities under derivative instruments	696	1,903	2,906
Deferred income taxes	25,283	23,214	22,429
Notes payable	362,395	364,680	359,547
Maintenance reserves	46,408	34,211	31,761
Security deposits	2,314	3,501	3,496
Unearned lease revenue	7,111	6,253	5,908
Total liabilities	449,960	438,090	430,497

Shareholders’ equity:
Preferred stock ($0.01 par value, 5,000,000 shares authorized; none outstanding)	—	—	—
Common stock, ($0.01 par value, 20,000,000 shares authorized; 8,846,805, 8,833,978 and 8,825,953 shares issued and outstanding at December 31, 2003, 2002, and 2001, respectively)	88	88	88
Paid-in capital in excess of par	61,710	61,646	61,532
Accumulated other comprehensive loss, net of tax of $584, $960 and $1,091 at December 31, 2003, 2002 and 2001, respectively	(660)	(1,576)	(1,815)
Retained earnings	48,924	44,747	41,151
Total shareholders’ equity	110,062	104,905	100,956

Total liabilities and shareholders’ equity	$560,022	$542,995	$531,453

Note:  Transmitted on Business Wire on February 24, 2004 at     a.m. PST.